T. Rowe Price Goldman Sachs All Equity Access Fund N-2A

Exhibit 99.(k)(2)

T. ROWE PRICE INTERVAL FUNDS

DISTRIBUTION AND SERVICING PLAN

This Distribution and Servicing Plan (the “Plan”) has been adopted in conformity with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by the funds listed in Appendix A, each a Delaware statutory trust (collectively the “Funds” and individually a “Fund”), with respect to their classes of shares of beneficial interest (each, a “Class”) listed on Appendix A, as amended from time to time, subject to the terms and conditions set forth herein.

1.	Distribution Fee and Shareholder Servicing Fee

a.   Subject to FINRA limitations on underwriting compensation, each Fund will pay to T. Rowe Price Investment Services, Inc. (the “Managing Dealer”), in its capacity as principal underwriter of the Funds’ shares of beneficial interest, with respect to and at the expense of each Class listed on Appendix A, a fee for (i) distribution and sales support services (the “Distribution Fee”), as applicable, and/or (ii) shareholder services (the “Servicing Fee”), and each as more fully described below (together, the “Shareholder Servicing and/or Distribution Fee”), such fee to be paid at the rate per annum of the aggregate NAV as of the beginning of the first calendar day of each applicable month of the Class specified with respect to such Class under the column “Shareholder Servicing and/or Distribution Fee” on Appendix A. Payments of the Distribution Fee may be used to compensate or reimburse the Managing Dealer or financial intermediaries that are registered broker-dealers or persons associated with such a registered broker-dealer and that are furnishing distribution and sales support services (collectively, “Selling Agents”) provided in connection with the offering and sale of shares of the applicable Class. Payments of the Distribution Fee on behalf of a particular Class must be in consideration of services rendered for or on behalf of such Class. However, joint distribution or sales support financing with respect to the shares of the Class (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Managing Dealer) are permitted in accordance with applicable law. Payments of the Servicing Fee may be used to compensate or reimburse the Managing Dealer or Selling Agents for personal services and/or the maintenance of shareholder accounts services provided to shareholders in the related Class. Payments of the Shareholder Servicing and/or Distribution Fee may be made without regard to expenses actually incurred.

If amounts are received by the Managing Dealer, the Managing Dealer may in turn remit to and allocate among one or more Selling Agents as compensation for, and/or as reimbursement for expenses incurred in the provision of, distribution or investor services as described above, such amounts as the Distributor shall determine. Any amounts received by the Managing Dealer and not allocated may be retained by the Managing Dealer as compensation to the Managing Dealer for providing services under the Agreement and/or as reimbursement for expenses incurred in connection with the distribution and/or the servicing or maintenance of shareholder accounts.

In addition to the payment of the Shareholder Servicing and/or Distribution Fee, the Fund may pay for (i) due diligence expenses, (ii) expenses in connection with the printing and mailing of prospectuses to other than current shareholders and the printing and mailing of sales literature and (iii) expenses related to offering the Fund as an option on any distribution “platform” a Selling Agent administers, including expenses for any services provided in connection therewith.

2.	Calculation and Payment of Fees

The amount of the Shareholder Servicing and/or Distribution Fee payable with respect to each Class listed on Appendix A will be calculated at the rate per annum of the aggregate NAV as of the beginning of the first calendar day of each applicable month, payable monthly in arrears, at the applicable annual rates indicated on Appendix A. The Shareholder Servicing and/or Distribution Fee will be calculated and paid separately for each Class. In addition to the Shareholder Servicing and/or Distribution Fee, the Funds may also pay fees, costs and expenses of advertising and marketing the Fund, printing and mailing/distribution of prospectuses to prospective shareholders, and printing and mailing/distribution of sales literature.

3.	Approval of Plan

The Plan will become effective, as to any Class (including any Class not currently listed on Appendix A), upon its approval by (a) a majority of the Board of Trustees, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of each Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (“Qualified Trustees”), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan (or as may otherwise be permitted by applicable law and regulations or by orders of the Securities and Exchange Commission), and (b) if the Plan is adopted for a Class after any public offering of shares of the Class or the sale of shares of the Class to persons who are not affiliated persons of that Class’ Fund, affiliated persons of such persons, promoters of that Fund, or affiliated persons of such promoters, a majority of the outstanding voting securities (as defined in the 1940 Act) of such Class.

4.	Continuance of the Plan

The Plan will continue in effect with respect to a Class for one year from the date of effectiveness, and from year to year thereafter indefinitely so long as such continuance is specifically approved at least annually by the Funds’ Board of Trustees in the manner described in Section 3(a) above.

5.	Implementation

All agreements with any person relating to implementation of this Plan with respect to any Class shall be in writing, and any agreement related to this Plan with respect to any Class shall provide: (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by a majority vote of the outstanding voting securities of the relevant Class, on not more than 60 days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment (as defined under the 1940 Act).

6.	Termination

This Plan may be terminated at any time with respect to the shares of any Class by vote of a majority of the Qualified Trustees, or by a majority vote of the outstanding voting securities of the relevant Class.

7.	Amendments

The Plan may not be amended with respect to any Class so as to increase materially the amount of the Shareholder Servicing and/or Distribution Fee with respect to such Class without approval in the manner described in Section 3(a) above and by a majority vote of the outstanding voting securities of the relevant Class. All material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 3(a) above.

8.	Written Reports

While the Plan is in effect, each Fund’s Board of Trustees will receive, and the Trustees will review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

9.	Preservation of Materials

Each Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

APPENDIX A TO DISTRIBUTION AND SERVICING PLAN

Fund	Class of Share of Beneficial Interest	Shareholder Servicing and/or Distribution Fee	Effective Date
T. ROWE PRICE GOLDMAN SACHS PRIVATE MARKETS FUND	Class I Shares	Not Applicable	February 5, 2026
	Class A Shares	0.75% per annum	February 5, 2026
	Class D Shares	0.25% per annum	February 5, 2026
T. ROWE PRICE GOLDMAN SACHS ALL EQUITY ACCESS FUND	Class I Shares	Not Applicable	August 3, 2026
	Class A Shares	0.75% per annum	August 3, 2026
	Class D Shares	0.25% per annum	August 3, 2026